EXHIBIT 12.1

PENTAIR, INC. AND SUBSIDIAIRES
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
($000)

                                           Years Ended December 31     March 27,
                                     1994  1995   1996   1997   1998    1999
Earnings calculation
 Income before income taxes          83505 101694 124602 158382 170944  3528
 Interest on indebtedness            23722  21861  19636  22389  24020  5058
 Portion of rent expense
  representative of interest factor   2400   4372   3800   5246   7552  1700
Less:
 Capitalized interest                 (203)     0    (99)  (128)     0     0
                                    109424 127927 147939 185889 202516 10286


Fixed charges
    Interest on indebtedness        23722   21861  19636  22389  24020  5058
 Portion of rent expense
  representative of interest factor  2400    4372   3800   5246   7552  1700
                                    26122   26233  23436  27635  31572  6758

Ratio of earnings to
 combined fixed charges              4.19    4.88   6.31   6.73   6.41  1.52


Notes:

Including amortization of debt discount and expense

Used 1/3 of rent expense per the Annual Report

1999 Ratio without $38 million restructuring charge would be 7.15x